EXHIBIT 21
SUBSIDIARIES OF SAFEGUARD SCIENTIFICS, INC.
     Exclusive of immaterial subsidiaries and companies in which the Registrant holds a minority interest, as of March 10, 2006, the Registrant had the following subsidiaries:

NAME	PLACE OF INCORPORATION
Acsis, Inc.	DELAWARE
Alliance Consulting Group Associates, Inc.	NEW JERSEY
Alliance Holdings, Inc.	DELAWARE
Alliance IT Consulting India Private Limited	INDIA
Bonfield Fund Management, L.P.	DELAWARE
Bonfield VII, Ltd.	BRITISH VIRGIN ISLANDS
Bonfield Partners Capital, L.P.	DELAWARE
ChromaServices, Inc.	DELAWARE
Clarient Diagnostic Services, Inc.	DELAWARE
Clarient, Inc.	DELAWARE
Laureate Pharma, Inc.	DELAWARE
Mantas, Inc.	DELAWARE
Mensamind, Inc.	ILLINOIS
Pacific Title and Art Studio, Inc.	DELAWARE
Safeguard 99 Capital, L.P.	DELAWARE
Safeguard 2000 Capital, L.P.	DELAWARE
Safeguard 2001 Capital, L.P.	DELAWARE
Safeguard Capital Management, Inc.	DELAWARE
Safeguard Delaware, Inc.	DELAWARE
Safeguard Fund Management, Inc.	DELAWARE
Safeguard Fund Management, L.P.	DELAWARE
Safeguard Partners Capital, L.P.	DELAWARE
Safeguard Scientifics (Delaware), Inc.	DELAWARE
Safeguard Scientifics Foundation	PENNSYLVANIA
Safeguard Technologies, Inc.	DELAWARE
Sotas, Inc.	DELAWARE
SSI Management Company, Inc.	DELAWARE
SSI Partnership Holdings (Pennsylvania), Inc.	PENNSYLVANIA